Exhibit 2.2

Action No. 0901-02873

THE COURT OF QUEEN'S BENCH OF ALBERTA JUDICIAL
DISTRICT OF CALGARY

IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT,
R.S.C. 1985, c. C-36, as amended

AND IN THE MATTER OF CANADIAN SUPERIOR ENERGY INC.

AND IN THE MATTER OF SEEKER PETROLEUM LTD.

AND IN THE MATTER OF CANADIAN SUPERIOR TRINIDAD AND TOBAGO LIMITED

BEFORE THE HONOURABLE	)	AT THE CALGARY COURTS CENTRE,
MR. JUSTICE S.J. LOVECCHIO	)	IN THE CITY OF CALGARY, IN THE
IN CHAMBERS	)	PROVINCE OF ALBERTA, ON MONDAY,
	)	THE 14TH DAY OF SEPTEMBER, 2009.

FINAL SANCTION ORDER

UPON THE APPLICATION of Canadian Superior Energy Inc. (“CSEI”); AND UPON having read the Affidavit of Richard M. Watkins sworn September 11, 2009 (the “Watkins Affidavit”) and being referred to the previous Affidavits filed on behalf CSEI in the within proceedings under the Companies’ Creditors Arrangements Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”); AND UPON having read the Eleventh Report of Hardie & Kelly Inc. (the “Eleventh Report”) in its capacity as the monitor of CSEI (the “Monitor”) dated September 14, 2009 as well as the previous reports of the Monitor, filed herein; AND UPON hearing the representations of legal counsel for CSEI, the Monitor and other legal counsel attending at the hearing of this application; AND UPON being advised of the results of the meeting of the Affected Creditors of CSEI (the “Creditors’ Meeting”) and in particular the voting by the Affected Creditors to unanimously approve the Amended Plan of Compromise or Arrangement of CSEI (the “Plan”); AND UPON having considered and being satisfied as to the fairness and reasonableness of the Plan;  AND UPON hearing argument about ancillary relief required by CSEI;

IT IS HEREBY ORDERED AND DECLARED THAT:

Interpretation, Service and Meeting of Creditors

1.	All capitalized terms not defined herein shall take the meaning ascribed to them in the Plan and in the Watkins Affidavit.

2.
With respect to service of notice of this application and all accompanying materials, the dissemination of the Plan, the service of notice of the Creditors’ Meeting and all other matters of technical compliance under the CCAA and previous Orders of the Court:

(a)
Service of notice of this application and all supporting materials, including the Watkins Affidavit, is abridged to the extent required and is hereby deemed to be good and sufficient such that this application is properly returnable today;

(b)	The dissemination of the Plan and all accompanying materials to the Affected Creditors has been duly effected;

(c)	Proper notice of the Creditors’ Meeting was duly given to all Affected Creditors entitled to vote at such meeting.

(d)	The Creditors’ Meeting was duly convened and held in accordance with the provisions of the CCAA; and

(e)	The distribution of Meeting Materials to pursuant to the Creditors’ Meeting Order granted by this Court on August 17, 2009 has been duly effected.

Sanction of Plan

3.	CSEI has complied in all respects with the provisions of the CCAA and the previous Orders of this Honourable Court in these proceedings.

4.	The Plan has been agreed to and approved by the requisite majorities of Affected Creditors in accordance with the CCAA.

5.
The Plan is fair, reasonable, in the best interests of CSEI and its Creditors and is hereby finally and absolutely sanctioned and approved pursuant to the provisions of the CCAA, in particular section 6 thereof.

Plan Implementation

6.
Effective as of the Plan Implementation Date, the Plan and all associated steps, compromises, transactions, arrangements, assignments, releases and reorganizations effected thereby are approved, binding and effective as herein set out upon CSEI, all Affected Creditors and all other Persons affected by the Plan;

7.
Subject to the performance by CSEI of its obligations under the Plan, all obligations, agreements or leases to which CSEI is a party shall be and remain in full force and effect, unamended, as at the Plan Implementation Date, unless repudiated or deemed to be repudiated by CSEI pursuant to the Initial Order, and no party to any such obligation or agreement shall on or following the Plan Implementation Date, accelerate, terminate, refuse to renew, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise (or purport to enforce or exercise) any right or remedy under or in respect of any such obligation or agreement, by reason:

(a)
of any event which occurred prior to, and not continuing after, the Plan Implementation Date or which is or continues to be suspended or waived under the Plan, which would have entitled any other party thereto to enforce those rights or remedies;

(b)	that CSEI sought or obtained relief or have taken steps as part of the Plan or under the CCAA;

(c)	of any default or event of default arising as a result of the financial condition or insolvency of CSEI;

(d)	of the effect upon CSEI of the completion of any of the transactions contemplated under the Plan; or

(e)	of any compromises, settlements, restructurings or reorganizations effected pursuant to the Plan.

8.
From and after the Plan Implementation Date, all Persons, excluding BGI, shall be deemed to have waived any and all defaults then existing, previously committed, or caused by CSEI, any non-compliance with or breach of or default under any covenant, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, instrument, credit document, guarantee, agreement for sale, lease or other agreement, written or oral, and any and all amendments or supplements thereto (each, an “Agreement”) existing between such person and CSEI or any other Person, excluding BGI, and which non-compliance, breach or default is applicable to CSEI or results from any circumstance or event applicable to CSEI or its obligations under any Agreement and any and all notices of default and demands for payment under any Agreement shall be deemed to be of no further force or effect.  BGI and CSEI’s relationship in this regard shall be governed by the BG Settlement Agreement.

9.
As at 12:01 a.m. on the Plan Implementation Date, each Affected Creditor will be deemed to have consented and agreed to all of the provisions of the Plan it its entirety.  In particular, each Affected Creditor shall be deemed on their own behalf and on behalf of their heirs, executors, administrators, successors and assigns, for all purposes:

(a)	to have executed and delivered to CSEI all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out the Plan in its entirety;

(b)
to have waived any default by CSEI in any provision, express or implied, in any agreement or other arrangement, written or oral, existing between such Creditor with an Eligible Voting Claim and CSEI that occurred on or prior to the Plan Implementation Date;

(c)
to have agreed that if there is any conflict between the provisions, express or implied, of any agreement or other arrangement, written or oral, existing between such Affected Creditor and CSEI as at the Plan Implementation Date (other than those entered into by CSEI on, after, or with effect from, the Plan Implementation Date) and the provisions of the Plan, then the provisions of the Plan take precedence and priority and the provisions of such agreement or other arrangement are amended accordingly; and

(d)
to have released absolutely and in their entirety, all Claims against CSEI and any current or former directors, officers, employees, counsel and advisors of CSEI in accordance with the provisions of Article 9 of the Plan.

10.
On Plan Implementation Date steps to be taken and the compromises and releases to be effected shall be deemed to occur and be effected in the sequential order set out in Subsection 8.3 of the Plan with the events referred to in Subsections 8.3 (d) and (e) to occur simultaneously.

11.	CSEI is authorized to:

(a)	direct that the BG Net Proceeds be paid to the Monitor;

(b)	direct the Monitor to make the payments contemplated by this Plan; and

(c)	make payment of such additional amounts to the Monitor as are required to establish the Affected Creditor Pool and the Disputed Claims Reserve; and

(d)	direct that any funds advanced by National Bank of Canada to contribute to the Affected Creditors’ Pool or the Disputed Claims Reserve be paid to the Monitor.

12.	The releases referred to in Section 9.1 of the Plan and the other provisions of the Plan relating to Creditors shall become effective on the Plan Implementation Date in accordance with the Plan.

13.	On Plan Implementation Date, the Administration Charge shall be terminated.

14.
Any and all Affected Claims against CSEI of any nature are hereby compromised, discharged, and released in accordance with the Plan, and the ability of any Person to proceed against CSEI in respect of or relating to any Affected Claims is forever discharged and restrained, and all proceedings with respect to, in connection with or relating to such Affected Claims are permanently stayed, subject only to the right of

Affected Creditors to receive distributions pursuant to the Plan in respect of their Affected Claims.

15.
All liens, including all security registrations against CSEI, in favour of any Affected Creditor in respect of an Affected Claim are hereby discharged and extinguished. In particular the registration by Paramount Resources Ltd. at the Personal Property Registry against the property of CSEI is hereby discharged and extinguished.

16.	All liens, including all security registrations against CSEI, in favour of any Creditor in respect of a Disputed Claim are hereby discharged and extinguished.

17.
At any time on or after Plan Implementation Date, CSEI is authorized to complete any steps, including but not limited to the preparation, execution, and filing of necessary documentation, required to effect the discharge of any registration made against CSEI by an Affected Creditor in respect of an Affected Claim and by any Creditor in respect of a Disputed Claim.

18.
Any Pre-Filing Claims and Subsequent Claims in respect of which  a proof of claim has not been filed by the Claims Bar Date or the Subsequent Claims Bar Date, as applicable, or if filed, has not been pursued in accordance with the provisions of the Claims Procedure Order granted in these proceedings, shall, upon the Plan Implementation Date, be forever barred and extinguished.

19.
The stay of proceedings under the Initial Order is extended in respect of CSEI to, and including, the Plan Implementation Date or such date as required in order to enable CSEI to fully implement the Plan, but not later than October 9, 2009.

20.
The commencing, taking, applying for or issuing or continuing any and all steps or proceedings, including, without limitation, administrative hearings and orders, declarations or assessments, commenced, taken or proceeded with or that may be commenced, taken or proceeded with against any Released Party in respect of all Affected Claims and any other matter released pursuant to Article 9.1 herein is hereby stayed.

21.
Execution by CSEI of the Engagement Agreement and all ancillary security agreements, and the granting of the security interests contemplated thereby are hereby ratified and authorized, and the registration or other perfection of such security is authorized, provided it shall not become effective until Plan Implementation, however upon the Plan Implementation Date such security agreements shall become effective and have priority over any and all liens, except the BG JOA Security, including all security registrations, in respect of Claims of Affected Creditors, Disputed Claims, and Claims of Secured Creditors whose security is deemed to be discharged by Subsection 8.1 of the Plan

22.	The Monitor is authorized to perform its functions and fulfil its obligations under the Plan to facilitate the implementation of the Plan.

23.
All distributions and payments by the Monitor to the Receiver, CWB, Secured Creditors, Persons entitled to the benefit of the Administration Charge, Persons having Unaffected Plan Closing Claims, Unaffected Creditors and Affected Creditors under the Plan are for the account of CSEI and in fulfillment of its obligations under the Plan.

24.
Upon completion by the Monitor of its duties in respect of CSEI pursuant to the CCAA and the Orders, including, without limitation, the Monitor’s duties in respect of the Claims Procedure and the distributions to be made by the Monitor in accordance with the Plan, the Monitor may file with the Court a certificate of Plan termination stating that all of its duties in respect of CSEI pursuant to the CCAA and the Orders have been completed and thereupon, Hardie & Kelly Inc. shall be deemed to be discharged from its duties as Monitor of CSEI.

25.	On Plan Implementation Date, the Monitor is authorized to return to CSEI the balance of all funds held by the Monitor.

26.
Notwithstanding (a) the pendency of the CCAA Proceedings and the declarations of insolvency made therein; or (b) the provisions of any federal or provincial statute, none of the transactions, payments, steps, releases or compromises made during the CCAA Proceedings or contemplated to be performed or effected pursuant to the Plan shall constitute settlements, fraudulent preferences, fraudulent conveyances or other challengeable or reviewable transactions under any applicable law, federal, provincial or otherwise nor shall they constitute conduct meriting an oppression remedy.

27.
Pursuant to Section 16 of the CCAA, this Order shall have full force and effect in all provinces of Canada.  This Court requests the aid and recognition of: (i) any court or any judicial, regulatory or administrative body in any province or territory of Canada (including the assistance of any court in Canada pursuant to Section 17 of the CCAA) and the Federal Court of Canada; (ii) any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province; (iii) any court or any judicial, regulatory or administrative body of the United States (iv) any court or any judicial, regulatory or administrative body of the Republic of Trinidad and Tobago; and (v) the states or other subdivisions of the United States and of any other nation or state to act in aid of and to be complementary to this Court in carrying out the terms hereof.

28.	HSBC Bank Canada, an Excluded Creditor of CSEI, is not affected by the CCAA proceedings of CSEI, the Claims Procedure Order, and this Order.

29.	CSEI and the Monitor may apply to the Court for advice and direction in respect of any matter arising from or under the Plan.

30.
Service of this Order shall only be required to be made upon those parties on the Service List attached to the Notice of Motion respecting this application and those additional parties in attendance at the hearing of the within application and shall be dispensed with as against all or any other parties.

/s/ Mr. Justice S.J. Lovecchio
J.C.C.Q.B.A.
Entered this 15th day of September, 2009.

/s/ V.A. Brandt
Clerk of the Court

Action No.: 0901-02873
IN THE COURT OF QUEEN’S BENCH OF ALBERTA JUDICIAL DISTRICT OF CALGARY

BETWEEN:

IN THE MATTER OF THE COMPANIES CREDITORS ARRANGEMENT ACT,
R.S.C. 1985, C. c-36, as amended;

AND IN THE MATTER OF CANADIAN SUPERIOR ENERGY INC.

AND IN THE MATTER OF SEEKER PETROLEUM LTD.

AND IN THE MATTER OF CANADIAN SUPERIOR TRINIDAD AND TOBAGO LIMITED

FINAL SANCTION ORDER

BORDEN LADNER GERVAIS llp
Barristers and Solicitors
1000 Canterra Tower
400 Third Avenue S.W.
Calgary, Alberta T2P 4H2

Attention:  Josef G.A. Krüger
Telephone:  (403) 232-9563
Fax:  (403) 266-1395

File No.  433114-000012